Exhibit 12




              BURLINGTON INDUSTRIES, INC. AND SUBSIDIARY COMPANIES

                        Computation of Ratio of Earnings
                    to Fixed Charges (Deficiency of Earnings
                        Available to Cover Fixed Charges)
                             (Amounts in thousands)



                                              Fiscal Year Ended
                                    ---------------------------------------
                                    September 30, October 2,    October 3,
                                        2000          1999          1998
                                    ------------  -----------   -----------

Income (loss) before income taxes $    (548,648)$    (47,349)$     130,012
Interest expense                         66,264       58,420        59,544
Imputed interest on rent expense          5,487        5,510         5,096
                                    ------------  -----------   -----------
         Total earnings           $    (476,897)$     16,581 $     194,652
                                    ------------  -----------   -----------

Interest expense                  $      66,264 $     58,420 $      59,544
Imputed interest on rent expense          5,487        5,510         5,096
                                    ------------  -----------   -----------
         Total fixed charges      $      71,751 $     63,930 $      64,640
                                    ------------  -----------   -----------

Ratio of earnings to fixed charges      N/A          N/A               3.0
                                                                ===========

Deficiency of earnings available
     to cover fixed charges       $     548,648 $     47,349       N/A
                                    ============  ===========